EXHIBIT 10.12
January 20, 2006
Mr. Matt Crouse
NEKSEN Energy
205 South 8th
Sabetha, Kansas 66534
Preliminary Track Design (Ethanol Plant – Falls City, NE)
Dear Mr. Crouse:
Hanson-Wilson, Inc. (HWI) is pleased to present our proposal to perform preliminary track layout for the above-mentioned project.
Schedule and Fee:
HWI could begin immediately upon a notice-to-proceed and a signed contract agreement. Upon completion of an acceptable preliminary track layout, we can submit plans to the BSNF for approval. Upon BNSF approval HWI would prepare a preliminary construction cost estimate for the track portion of the project. Our lump sum fee for the services listed below is $3,400.00.
Additional Services Options:
HWI could add the services of preliminary design for the civil site and drainage for a total fee of $4,800.00.
HWI could add the services of preliminary design for the civil site, drainage, and roadways and pavement/parking for a total fee of $5,600.00.
     Our “Scope of Services” items include:
➢	Obtain rough digital ground model from Terraserver, inc. for design purposes and earthwork estimating.

➢	Work with NEKSEN energy on an acceptable preliminary track layout.

➢	Submit acceptable preliminary track layout to BSNF for approval.

➢	Prepare preliminary construction cost estimate for track portion of the project.
4015 S. 148th Street, Suite 101 ■ Omaha, Nebraska 68137 ■ 402-896-6100
Fax: 402-896-9300
Albuquerque, NM ■ Colorado Springs, CO ■ Chicago, IL ■ Denver, CO ■ Fort Worth, TX ■
Houston, TX ■ Kansas City, MO ■ Los Angeles, CA
Omaha, NE ■ Orlando, FL ■ Peoria, IL ■ Phoenix, IL ■ Rockford, IL ■ Salina, KS ■ San Bernardino, CA
■ Seattle, WA ■ Springfield, IL ■ Stockton, CA
PRINTED ON RECYCLED PAPER

Deliverables:
➢	Electronic Color PDF of preliminary design

➢	4 colored hard copies of preliminary design (1/2 size, full size, or both)

➢	Electronic preliminary cost estimate (in xls format)
     Key Understandings:
➢	Track design and bridge design will utilize BNSF Technical Specifications for Construction of Industry Track and BNSF Standard Bridge Specifications.

➢	Permitting & Environmental issues are not included in this scope of work.

➢	Scope of work does not include any geotechnical investigation.

➢	Hydraulic & Hydrology studies for bridge design locations are not part of this scope.

➢	Coordination with Fagen engineering on civil & drainage design, roadways, pavement, and plant layout/location will be necessary to complete the work.

➢	This scope of work only includes fee for a “reasonable” number of iterations for the preliminary track design. Moderate changes to the track layout are included in our scope. Continues change requests beyond a “reasonable” amount may require more fees.
Acceptance:
     NEKSEN Energy hereby accepts the proposal outlined above and does hereby engage Hanson-Wilson to perform the Services described above, on the terms and conditions set forth in the forgoing Letter Agreement. NEKSEN Energy accepts and agrees to the terms and conditions of the foregoing Letter Agreement (including the terms and conditions set forth in the General Provisions attached hereto.)
NEKSEN Energy

By: Printed Name:	/s/ Gary Edelman Gary Edelman
Title:	President
Date: 1/27/06

GENERAL PROVISIONS
     These General Provisions are attached to and made a part of the LETTER AGREEMENT, dated January 20, 2006 between NEKSEN Energy (“CLIENT”) and HANSON-WILSON, INC. (“HANSON-WILSON”) in respect of the Project described in the Letter Agreement. For purposes hereof, the Letter Agreement, these General Provisions and any attachments to the Letter Agreement or these General Provisions shall sometimes be collectively referred to as the “Agreement”. In consideration of the mutual covenants contained in the Letter Agreement and these General Provisions, CLIENT and HANSON-WILSON herein agree with respect of the performance of the Services (as described in the foregoing by Letter Agreement), as follows:
SECTION 1: BASIC SERVICES OF HANSON-WILSON
     HANSON-WILSON shall provide CLIENT the professional services described in the Scope of Services section of the Letter Agreement (“Basic Services”). HANSON-WILSON shall not be obligated to perform any work or services which are not part of, or are in addition to, the Basic Services (“Additional Services”). HANSON-WILSON shall be entitled to receive compensation for any Additional Services by reimbursing HANSON-WILSON for the expenses it incurs in performing the Additional Services and for the time spent in performing the Additional Services on the basis of HANSON-WILSON Schedule of Rates and Expenses in effect at the time the Additional Services are provided. HANSON-WILSON shall not be obligated to perform, provide, furnish or obtain any Additional Services without the prior written authorization of CLIENT. “Basic Services” and “Additional Services” are sometimes collectively referred to herein as “Services”.
SECTION 2: CLIENT’S RESPONSIBILITIES
     CLIENT will perform the duties identified in the Letter Agreement, if any, and in addition will at all times cooperate with HANSON-WILSON in the performance of the Services and CLIENT shall perform such other duties as are reasonable requested by HANSON-WILSON, from time to time, to assist in the timely and efficient performance by HANSON-WILSON of the Services.
SECTION 3: PERIODS OF SERVICE
     3.1 Completion Date. If an anticipated date for the completion of the Basic Services is set forth in the Schedule section of the Letter Agreement (the “Completion Date”), such a Completion Date is estimated, but not guaranteed, to be the date that the Basic Services will be completed. If the Completion Date is exceeded through no fault of HANSON-WILSON, all rates, measures and compensation provided for under the Agreement shall be subject to equitable adjustment. The Completion Date (and HANSON-WILSON obligation to complete the Basic Services by such date) is subject to reasonable extensions for the performance of Additional Services, constructive changes or other work and is subject to reasonable extensions for a Force Majeure Event.
     3.2 Force Majeure. For purposes hereof, a “Force Majeure Event” shall mean the occurrence of a failure or delay due to circumstances beyond HANSON-WILSON control, including, without limitation, acts of God, acts of public enemy, fires, floods, earthquakes, wars, civil disturbances, sabotage, accidents, insurrection, blockages, embargoes, storms, explosions, catastrophes, epidemics, damage to the Project, lack of access to Project, unavailable utilities and power, water, labor disputes, CLIENT’s failure to timely perform its obligations under this Agreement or other causes beyond HANSON-WILSON control.
SECTION 4: PAYMENTS TO HANSON-WILSON
4.1	Monthly Invoices. HANSON-WILSON shall submit monthly statements for Basic and Additional Services rendered and for reimbursable expenses incurred. CLIENT shall make prompt monthly payments in response to HANSON-WILSON monthly statements. If CLIENT fails to make any payment due HANSON-WILSON for services and expenses within thirty (30) days after receipt of HANSON-WILSON statement therefore, HANSON-WILSON shall be entitled interest on the unpaid amounts due HANSON-WILSON at the lessor of: i) 1.5% per month; or ii) the highest rate of interest allowed under applicable law. The entire unpaid balance due HANSON-WILSON shall bear said rate of interest from the thirtieth day after CLIENT’s receipt of HANSON-WILSON statement, until the entire unpaid balance has been paid to HANSON-WILSON. In addition to being entitled to interest, HANSON-WILSON may, after giving seven (7) days written notice to CLIENT, suspend services under this Agreement until HANSON-WILSON has been paid in full all mounts due for Services, expenses, and charges.
     4.2 Payments after Termination. In the event of termination by CLIENT to HANSON-WILSON under paragraph 5.1, HANSON-WILSON will be paid for Services rendered and expenses incurred through the date of termination and HANSON-WILSON shall also be reimbursed for the charges of independent professional associates and consultants employed by HANSON-WILSON to render Basic Services or Additional Services and all reasonable demobilization costs incurred by HANSON-WILSON, including any cancellation charges by independent professional associates, consultants and other performing or furnishing Services on the Project through HANSON-WILSON, and HANSON-WILSON shall be paid for all Additional Services performed and unpaid reimbursable expenses incurred through the date of the termination.
SECTION 5: GENERAL CONSIDERATIONS

SECTION 5.1. Termination. The obligation to provide further services under this Agreement may be terminated by either party upon seven (7) days’ written notice to the other party in the event of substantial failure by the other party to perform in accordance with the terms hereof through no fault of the terminating party.
SECTION 5.2. Resuse of Documents. All documents, drawings, sketches, studies, analysis, information, schedules, estimates, reports and other items prepared or furnished by HANSON-WILSON (or HANSON-WILSON independent professional associates and consultants) pursuant to this Agreement, including, but not limited to Drawings and Specifications, are instruments of service in respect of the Project and HANSON-WILSON shall retain an ownership and property interest therein whether or not the Project is completed. Provided, however, that such documents, drawings, sketches, studies, analysis, information, schedules, estimates, reports and other items are not intended or represented to be suitable for reuse by CLIENT or others on extensions of the Project or on any other project. Any reuse without written verification or adaptation by HANSON-WILSON for the specific purpose intended will be at CLIENT’s sole risk and without liability or legal expose to HANSON-WILSON, or to HANSON-WILSON independent professional associates or consultants, and CLIENT does hereby, to the fullest extent permitted by law, indemnify and hold harmless HANSON-WILSON, HANSON-WILSON officer, employees and agents and HANSON-WILSON independent professional associates and consultants from all claims, suits, demands, damages, liabilities, losses, expenses and costs, including but not limited to reasonable attorney’s fees and other costs of defense, arising out of or resulting there from.
SECTION 5.3. Standard of Practice, Warranties. Services performed by the HANSON-WILSON under this Agreement will be conducted in a manner consistent with the level of care, diligence and skill ordinarily possessed and exercised by members of the profession currently practicing in the same locality under similar conditions. Except as expressly set forth above, no other representations, expressed or implied, and no warranty or guarantee is included in this Agreement, or in any document, drawing, sketch, study, analysis, schedule, estimate, report, opinion, specification and other item prepared or furnished by HANSON-WILSON (or HANSON-WILSON independent professional associates and consultants) pursuant to this Agreement. HANSON-WILSON makes no representations, covenants, warranties or guarantees, express or implied, other than those expressly set forth herein. IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED. The parties’ rights, liabilities, responsibilities and remedies with respect to the Services, whether in contract or otherwise, shall be exclusively those expressly set forth in this Agreement.
SECTION 5.4. Opinions of Cost and Schedule. Since HANSON-WILSON has no control over the cost of labor, materials, equipment or services furnished by others, or over the resources provided by others to meet construction or other Project schedules, or over the methods of others in determining prices, or over competitive biding or market conditions. HANSON-WILSON opinions of probable costs (including probable Total Project Costs and Construction Cost) and of Project schedules shall be made on the basis of HANSON-WILSON experience and qualifications and represent HANSON-WILSON best judgment as an experienced and qualified professional engineer, familiar with the construction industry; but HANSON-WILSON cannot and does not guarantee that proposals, bids or actual Project costs (including Total Project Costs or Construction Costs) will not vary from opinions of probable cost prepared by HANSON-WILSON or that actual schedules will not vary from the project schedules prepared by HANSON-WILSON.
SECTION 5.5 Limitation of Responsibility, Jobsite Safety/Techniques. HANSON-WILSON shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Project or any contractor, subcontractor, vendor or other Project participant, not under contact to HANSON-WILSON (collectively the “Other Project Parties”). In addition, HANSON-WILSON shall not be responsible for: i) the failure of any of the Other Project Parties to fulfill their respective contractual responsibilities and obligations to CLIENT or to comply with federal, state or local laws, rules, regulations or codes; ii) for the schedules of any of the Other Project Parties or the failure of any of the Other Project Parties to carry out their work in accordance with their respective agreements. HANSON-WILSON shall not have control over or charge of and shall not be responsible for acts or omissions of the Other Project Parties, or their agents or employees, or of any other persons performing portions of the work on the Project.
SECTION 5.6. Consequential Damages. To the fullest extent permitted by law, HANSON-WILSON shall not, in any event, be liable to CLIENT for any special, indirect, incidental or consequential damages, including, but not limited to, damages from delay, distribution, loss of product, loss of use, loss of profits or revenue or increased cost of operation, the cost of capital or the cost of purchased or replacement equipment, systems or power.
SECTION 5.7 Limitation of Liability. To the fullest extent permitted by law, HANSON-WILSON total liability to CLIENT for all claims, losses, damages and expenses resulting or arising in any way from the performance of the Services (including HANSON-WILSON indemnity obligations hereunder) shall not exceed the total compensation received by HANSON-WILSON under this Agreement or the limits of any professional liability insurance maintained by HANSON-WILSON, whichever is less.
SECTION 5.8 Survival. The terms and conditions of this Section 5 shall survive the termination of this Agreement and/or the completion of the Services.
SECTION 6: SPECIAL PROVISIONS.

SECTION 6.1. Contract Documents. The Letter Agreement, together with these General Provisions and with the Exhibits, schedules and other attachments identified in the Letter Agreement constitute the entire agreement between CLIENT and HANSON-WILSON and supersede all prior written or oral understandings. The Letter Agreement, these General Provisions and said Exhibits, schedules and attachments may only be amended, supplemented, modified, or cancelled by a duly executed written instrument.
SECTION 6.2. Hazardous Materials. Unless otherwise provided in this Agreement, HANSON-WILSON shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site. However, HANSON-WILSON shall report to CLIENT the presence and location of any hazardous material which it notices or which an engineer of similar skill and experience should have noticed.
     6.3 Disputes; Attorneys Fees. In the event a dispute arises between HANSON-WILSON and CLIENT regarding the application or interpretation of any provision of this Agreement, or quality of Services by HANSON-WILSON, the aggrieved party shall promptly notify the other party to this Agreement of the dispute, but in no event more than 20 days after such dispute arises. If the parties fail to resolve the dispute within 20 days after receipt of such notice, each party shall, within five days thereafter, proceed to non-binding mediation, with each party to bear its own costs and attorneys’ fees and the parties shall share equally the cost of the mediator. In the event that the mediation is unsuccessful, the aggrieved party may elect to litigate its dispute with the other party. All disputes shall be governed by the laws of the State of Missouri and the jurisdiction and venue for litigation between the parties shall be solely and exclusively in Jackson County, Missouri, or the United States District Court for the Western District of Missouri. In the even that either party hereto employs an attorney to enforce any provision of this Agreement or to collect damages for default or breach of this Agreement, or pursue claims in litigation or arbitration, the prevailing party in any such action shall be entitled to recover from the other such attorneys’ fees and costs of collection as the prevailing party may expend or incur with respect thereto. In the event that a settlement is reached between the parties before a final decision in any such litigation or arbitration, then neither party shall be entitled to recover its attorneys fees or costs from the other and neither party shall be responsible for the other party’s attorney’s fees or costs, unless otherwise agreed by the parties.
     6.4 General. This Agreement shall be governed by and interpreted in accordance with the laws of Missouri. The Agreement shall not be assignable by CLIENT without the prior written consent of HANSON-WILSON. This Agreement shall be binding upon and shall inure to the benefit of the HANSON-WILSON and CLIENT’s respective successors and assigns. In the event that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to reach an equitable agreement which shall affect the intent of the parties as set forth in this Agreement. No failure by either party to insist on performance of any term, condition, or instruction, or to exercise any right or privilege included in this Agreement, and no waiver of any breach shall constitute a waiver of any other or subsequent term, condition, instruction, breach, right or privilege. The parties acknowledge and agree that the terms and conditions of this Agreement, including but not limited to those relating to allocations and assumptions of, release from, exclusions against and limitations of liability, have been freely and fairly negotiated. Each party acknowledges that in executing this Agreement they have relied solely on their own judgment, belief, and knowledge, and such advice as they may have received from their own counsel, and they have not been influenced by any representation or statements made by any other party or its counsel. No provision in this Agreement is to be interpreted for or against any party because that party or its counsel drafted such provision.
General. This Agreement shall be governed by and interpreted in accordance with the laws of Nebraska. The Agreement shall not be assignable by CLIENT without the prior written consent of HANSON-WILSON. This Agreement shall be binding upon and shall inure to the benefit of the HANSON-WILSON and CLIENT’s respective successors and assigns. In the even that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to reach an equitable agreement which shall affect the intent of the parties as set forth in this Agreement. No failure by either party to insist on performance of any term, condition, or instruction, or to exercise any right or privilege included in this Agreement, and no waiver of any breach shall constitute a waiver of any other or subsequent term, condition, instruction, breach, right or privilege. The parties acknowledge and agree that the terms and conditions of this Agreement, including but not limited to those relating to allocations and assumptions of, release from, exclusions against and limitations of liability, have been freely and fairly negotiated. Each party acknowledges that in executing this Agreement they have relied solely on their own judgement, belief, and knowledge, any such advice as they may have received from their own counsel, and they have not been influenced by and representation or statements made by any other party or its counsel. No provision in this Agreement is to be interpreted for or against any party because that party or its counsel drafted such provision.

Accepted: /s/ GE CLIENT’s Initials	/s/ JL HANSON-WILSON Initials